Exhibit 12.1

LORAL SPACE & COMMUNICATIONS INC.
COMPUTATION OF EARNINGS (DEFICIENCY OF EARNINGS) TO COVER FIXED CHARGES

	Successor Registrant			Predecessor Registrant
			For the Period	For the Period
			October 2,	January 1,
	Year Ended	Year Ended	2005 to	2005 to	Year Ended	Year Ended
	December 31,	December 31,	December 31,	October 1,	December 31,	December 31,
	2007(1)	2006	2005	2005(2)	2004	2003
Income (loss) from continuing operations before income taxes, equity income (losses) in affiliates and minority interest	$52,844	$30,117	$(5,395)	$(65,570)	$(207,852)	$(368,355)
Plus fixed charges:
Interest expense	11,845	25,961	4,408	3,982	3,904	28,223
Interest component of rent expense(3)	6,557	6,824	1,625	4,949	9,059	10,402
Less: capitalized interest	(9,533)	(2,512)	—	—	(957)	(14.143)

Earnings available to cover fixed charges	$61,713	$60,390	$638	$(56,639)	$(195,846)	$(343,873)

Fixed charges(4)	$(90,588)	$(73,767)	$(8,700)	$(8,931)	$(12,963)	$(45,345)

Deficiency of earnings to cover fixed charges	$28,875	$13,377	$8,062	$65,570	$208,809	$389,218

(1)	Does not reflect the gain on the contribution of Loral Skynet as a result of the Telesat Canada transaction, and the interest expense on FIN 48 liabilities which is recorded as a component of the income tax provision.

(2)	Does not reflect the effect of the gain on the discharge of pre-petition obligations and fresh-start adjustments, and the interest expense and income tax benefit recognized in connection with the Plan of Reorganization.

(3)	The interest component of rent expense is deemed to be approximately 25% of total rent expense.

(4)	Fixed charges are as follows:

	Successor Registrant			Predecessor Registrant
			For the Period	For the Period
			October 2,	January 1,
	Year Ended	Year Ended	2005 to	2005 to	Year Ended	Year Ended
	December 31,	December 31,	December 31,	October 1,	December 31,	December 31,
	2007	2006	2005	2005	2004	2003
Pre tax preferred dividends(5)	$72,186	$40,982	$2,667	$—	$—	$6,719
Interest expense	11,845	25,961	4,408	3,982	3,904	28,224
Interest component of rent expense	6,557	6,824	1,625	4,949	9,059	10,402

Fixed charges	$90,588	$73,767	$8,700	$8,931	$12,963	$45,345

(5)	For 2007 and 2006, dividends on Loral Series A-1 and Series B-1 Preferred Stock and Loral Skynet Preferred Stock have been grossed-up using a normalized effective tax rate of 40.96% and 39.5%, respectively.